EXHIBIT 99.2

FOR IMMEDIATE RELEASE

Teradyne completes sale of Connection Systems Division

Boston — (Business Wire) — Dec. 1, 2005 — Teradyne, Inc. (NYSE:TER) announced today that it has completed the previously announced sale of its Connection Systems Division to Amphenol Corporation (NYSE:APH). The company announced on October 10, 2005 that it had entered into a definitive agreement to sell the division to Amphenol for approximately $390 million in cash (subject to a post closing net asset value adjustment).

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment. The company’s products deliver competitive advantage to the world’s leading electronics companies. In 2004, Teradyne had sales of $1.8 billion, and currently employs about 4,100 people worldwide. For more information, visit www.teradyne.com. Teradyne® is a registered trademark of Teradyne, Inc. in the US and other countries. All product names are trademarks of Teradyne, Inc. (including its subsidiaries) or their respective owners.